Exhibit 10.1

EMPLOYMENT AGREEMENT

THIS AGREEMENT, made the 18th day of October 2012, between PENNS WOODS BANCORP, INC. (“Penns Woods”), a Pennsylvania business corporation, LUZERNE BANK (“Luzerne”), a Pennsylvania banking institution (Penns Woods and Luzerne are sometimes referred to herein collectively as the “Employer”), and ROBERT G. EDGERTON, JR., an adult individual (“Executive”).

WITNESSETH:

WHEREAS, Executive is presently an employee of Luzerne;

WHEREAS, Executive and Luzerne are currently parties to a change in control letter agreement dated December 9, 2010;

WHEREAS, Penns Woods and Luzerne National Bank Corp., the parent company of Luzerne, have entered into a merger agreement dated October 18, 2012 (the “Merger Agreement”), pursuant to which, among other things, Luzerne will continue to operate as a separate wholly-owned subsidiary of Penns Woods following completion of the merger transaction;

WHEREAS, Penns Woods and Luzerne desire to employ Executive and enter into an agreement to be effective (except as otherwise set forth herein) immediately and automatically upon the Effective Time (as defined in the Merger Agreement) setting forth the terms and conditions of such employment; and

WHEREAS, Executive desires to accept such employment with Penns Woods and Luzerne on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, the parties hereto, intending to be legally bound, agree as follows:

1. Employment. Luzerne hereby employs Executive, and Executive hereby accepts employment with Luzerne, on the terms and conditions set forth in this Agreement.

2. Titles and Duties of Executive. Executive shall perform and discharge well and faithfully such management and administrative duties as a senior officer of Luzerne as may be assigned to Executive from time to time by the President and Chief Executive Officer of Luzerne and which are consistent with Executive’s positions set forth in the following sentence. Executive shall be employed as the Senior Vice President and Commercial Lender. Executive shall report to the President and Chief Executive Officer of Luzerne. Executive shall devote Executive’s full time, attention and energies to the business of Luzerne during the Employment Period (as defined in Section 3); provided, however, that this section shall not be construed as preventing Executive from (a) investing Executive’s personal assets in enterprises that do not compete with Penns Woods, Luzerne or any of their majority-owned subsidiaries (except as an investor owning less than 5% of the stock of a publicly-owned company), or (b) being involved in any civic, community or other activities with the prior approval of the President and Chief Executive Officer of Luzerne.

3. Term of Agreement.

(a) This Agreement shall be for a period (the “Employment Period”) commencing on the Effective Time (as defined in the Merger Agreement) and ending three years thereafter; provided, however, that, commencing on the third anniversary of the Effective Time and on each anniversary thereafter (each an “Annual Renewal Date”), the Employment Period shall be automatically extended for one (1) additional year from the applicable Annual Renewal Date, unless Luzerne or Executive shall give written notice of nonrenewal to the other party at least sixty (60) days prior to an Annual Renewal Date, in which event this Agreement shall terminate at the end of the then existing Employment Period. Neither the expiration of the Employment Period, nor the termination of this Agreement, shall affect the enforceability of the provisions of Sections 7, 8 and 9.

(b) Notwithstanding the provisions of Section 3(a), this Agreement shall terminate automatically for Cause (as defined below) upon fifteen (15) days’ prior written notice (setting forth the section relied upon and setting forth in reasonable detail the facts and circumstances claimed to provide the basis for termination for Cause) from the Board of Directors of Luzerne to Executive, unless such Cause has been cured within such fifteen (15) day period (if capable of being cured). As used in this Agreement, “Cause” shall mean any of the following:

(i) Executive’s conviction of, or plea of guilty or nolo contendere to, a felony, a crime of falsehood, or a crime involving moral turpitude, or the actual incarceration of Executive for a period of at least thirty (30) days;

(ii) Executive’s failure to follow the good faith lawful instructions of the President and Chief Executive Officer of Luzerne, following Executive’s receipt of written notice of such instructions;

(iii) Executive’s intentional failure to substantially perform Executive’s duties to, or on behalf of, Luzerne, other than a failure resulting from Executive’s incapacity because of disability;

(iv) Executive’s intentional violation of any law, rule or regulation (other than traffic violations or similar offenses), Executive’s intentional violation of any memorandum of understanding or cease and desist order of a federal or state banking agency applicable to Luzerne, Executive’s intentional violation of any code of conduct or ethics applicable to officers or employees of Luzerne, or Executive’s intentional violation of any material provision of this Agreement;

(v) dishonesty on the part of the Executive in the performance of Executive’s duties or conduct on the part of the Executive which, in the reasonable judgment of the Board of Directors of Luzerne, brings public discredit to Penns Woods or Luzerne;

(vi) Executive’s breach of fiduciary duty, in connection with Executive’s employment hereunder, which involves personal profit or which results in demonstrable material injury to Penns Woods or Luzerne; or

(vii) Executive’s removal or prohibition from being an institution-affiliated party by a final order of an appropriate federal banking agency pursuant to Section 8(e) of the Federal Deposit Insurance Act or by the Pennsylvania Department of Banking pursuant to state law.

If this Agreement is terminated for Cause, Executive’s rights under this Agreement shall cease as of the effective date of such termination.

(c) Notwithstanding the provisions of Section 3(a) of this Agreement, this Agreement shall terminate automatically upon Executive’s voluntary termination of employment (other than for Good Reason), retirement at Executive’s election, or Executive’s death, and Executive’s rights under this Agreement shall cease as of the date of such voluntary termination, retirement at Executive’s election, or death; provided, however, that, if Executive dies after Executive delivers a Notice of Termination (as defined in Section 5(d)), the provisions of Section 17(b) shall apply.

(d) Notwithstanding the provisions of Section 3(a), this Agreement shall terminate automatically upon Executive’s disability and Executive’s rights under this Agreement shall cease as of the date of such termination; provided, however, that, if Executive becomes disabled after Executive delivers a Notice of Termination, Executive shall be entitled to receive all of the compensation and benefits provided for in, and for the term set forth in, Section 5 of this Agreement. For purposes of this Agreement, disability shall mean Executive’s incapacitation by accident, sickness, or otherwise which renders Executive mentally or physically incapable of performing the services required hereunder of Executive for a period of six (6) consecutive months.

(e) Executive agrees that, in the event Executive’s employment under this Agreement terminates for any reason, Executive shall concurrently resign as a director of Penns Woods, Luzerne and any affiliate of either, if Executive is then serving as a director of any of such entities.

4. Employment Period Compensation.

(a) Salary. During the Employment Period, Executive shall be paid a base salary at the rate of $150,000 per year, payable at such times as salaries are paid to other senior officers of Luzerne. The Board of Directors of Luzerne shall review Executive’s base salary annually and may, from time to time, in its discretion increase Executive’s base salary. Any and all such increases in base salary shall be deemed to constitute amendments to this subsection to reflect the increased amounts, effective as of the dates established for such increases by appropriate corporate action.

(b) Discretionary Bonus. During the Employment Period, Executive shall be entitled to participate in an equitable manner with other senior management employees of Luzerne in such annual or other periodic bonus programs (if any) as may be maintained from time to time by Luzerne for its senior officers.

(c) Vacation and Sick Leave. During the Employment Period, Executive shall be entitled to such paid vacation as may be determined in accordance with the personnel policies of Luzerne from time to time in effect. During the Employment Period, Executive shall be entitled to an annual sick leave benefit as may be determined in accordance with the personnel policies of Luzerne from time to time in effect. Executive shall not be entitled to receive any additional compensation from Luzerne for failure to take all of Executive’s entitled vacation or sick leave time, nor shall Executive be able to accumulate unused vacation or sick leave time from one year to the next, unless otherwise provided by the personnel policies of Luzerne from time to time in effect.

(d) Employee Benefit Plans. During the Employment Period, Executive shall be entitled to participate in and receive the benefits of any pension or other retirement benefit plan, welfare benefit plan or similar employee benefit plans or arrangements (including stock option plans, short- or long-term disability plans, life insurance programs, and health insurance) made available from time to time to employees of Luzerne in accordance with the provisions of such plans. The base salary and any bonus payable to Executive under Section 4 shall be considered covered compensation for purposes of such plans to the maximum extent permitted by the terms of such plans. Nothing paid to Executive under any plan or arrangement presently in effect or made available in the future shall be deemed to be in lieu of the amounts payable to Executive pursuant to Section 4(a) hereof.

(e) Expense Reimbursement. Luzerne shall promptly reimburse Executive, upon submission of appropriate documentation, for reasonable business expenses, including travel and reasonable entertainment expenses, incurred by Executive in accordance with the expense reimbursement policies of Luzerne in effect from time to time.

(f) Club Dues. During the Employment Period, the Employer shall pay the initiation fees, assessments, and dues for Executive and his spouse to be members of the Irem Temple Country Club and the Westmoreland Club and reimburse Executive for all ordinary, necessary, and reasonable business-related expenses incurred by Executive on Employer business at said clubs. As a condition to receiving such reimbursements, Executive shall submit to the Employer on a timely basis business expense reports in accordance with the expense reimbursement policies of the Employer in effect from time to time.

(g) Sign-On Bonuses.

(i) Executive shall be entitled to an immediate sign-on bonus in the amount of $150,000, which shall be paid within thirty (30) days following the commencement of the Employment Period. If Executive voluntarily terminates his employment or is terminated for Cause less than one (1) year after the commencement of the Employment Period, Executive shall be required to pay back a pro-rata portion of the immediate sign-on bonus to the Employer within sixty (60) days after such termination, which amount will be determined by multiplying the amount of the immediate sign-on bonus received by Executive (if any) by a fraction, the numerator which is the number of days from the date of Executive’s termination of employment until the first anniversary of the commencement of the Employment Period and the denominator of which is 365.

(ii) In addition, to the immediate sign-on bonus, Executive shall be entitled to a deferred sign-on bonus of $150,000, which shall be paid in three (3) installments of $50,000 paid over three (3) years. Each installment of such deferred sign-on bonus shall be paid the anniversary of the Effective Date whether or not Executive is then employed by Employer unless Executive’s employment has been terminated for Cause in which case no additional installments shall be due and payable after the date of such termination for Cause.

5. Rights in Event of Termination of Employment Following a Change in Control.

(a) Benefits. If a Change in Control (as defined below) shall occur and concurrently therewith or during a period of twenty-four (24) months thereafter Executive’s employment hereunder is terminated by Luzerne without Cause (other than for the reasons set forth in Section 3(d)) or by Executive with Good Reason (as defined below), Executive shall be entitled to receive a lump-sum cash payment, no later than thirty (30) days following the date of such termination, in an amount equal to two (2.0) times Executive’s annual base salary then in effect (or immediately prior to any reduction resulting in a termination for Good Reason).

(b) Limitation on Benefits. Notwithstanding anything in this section or elsewhere in this Agreement to the contrary, in the event the payments and benefits payable hereunder to or on behalf of Executive (which the parties agree will not include any portion of payments allocated to the non-compete and non-solicitation provisions of Sections 7 and 9 that are classified as payments of reasonable compensation for purposes of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”)), when added to all other amounts and benefits payable to or on behalf of Executive, would result in the loss of a deduction under Code Section 280G, or the imposition of an excise tax under Code Section 4999, the amounts and benefits payable hereunder shall be reduced to such extent as may be necessary to avoid such loss of deduction or imposition of excise tax. In applying this principle, the reduction shall be made in a manner consistent with the requirements of Code Section 409A and where two or more economically equivalent amounts are subject to reduction, but payable at different times, such amounts shall be reduced on a pro-rata basis. All calculations required to be made under this subsection will be made by Luzerne’s independent public accountants, subject to the right of Executive’s professional advisors to review the same. The parties recognize that the actual implementation of the provisions of this subsection are complex and agree to deal with each other in good faith to resolve any questions or disagreements arising hereunder.

(c) Exclusive Remedy. The amounts payable pursuant to this Section 5 shall constitute Executive’s sole and exclusive remedy in the event of the termination of Executive’s employment in accordance with Section 5(a).

(d) Good Reason Defined. Executive shall be considered to have terminated employment hereunder for “Good Reason” if such termination of employment occurs on or within twenty-four (24) months after a Change in Control and is on account of any of the following actions by Luzerne without Executive’s express written consent:

(i) a material diminution in Executive’s authority, duties or other terms or conditions of employment as the same exist on the date of the Change in Control;

(ii) any reassignment of Executive to a location greater than 50 miles from the location of Executive’s office on the date of the Change in Control, unless such new location is closer to Executive’s primary residence than the location on the date of the Change in Control;

(iii) any failure to pay Executive any amounts due and owing to Executive under Section 4 of this Agreement, which constitutes a material breach by Luzerne of this Agreement;

(iv) any failure to provide Executive with any benefits enjoyed by Executive under any of Luzerne’s retirement or pension, life insurance, medical, health and accident, disability or other material employee plans in which Executive participated at the time of the Change in Control or the taking of any action that would materially reduce any of such benefits in effect at the time of the Change in Control, except for any reductions in benefits or other actions resulting from changes to or reductions in benefits applicable to employees generally;

(v) any requirement that Executive travel in the performance of Executive’s duties on behalf of Luzerne for a significantly greater period of time during any year than was required of Executive during the year preceding the year in which the Change in Control occurred, which results in a material negative change to Executive in the employment relationship; or

(vi) any other material breach of this Agreement.

Notwithstanding the foregoing, a termination by Executive shall not be for Good Reason, unless Executive shall have given Luzerne at least ten (10) business days written notice (a “Notice of Termination”) specifying the grounds upon which Executive intends to terminate Executive’s employment hereunder for Good Reason and such notice is received by Luzerne within ninety (90) days of the date the event of Good Reason occurred. In addition, any action or inaction by Luzerne which is remedied within thirty (30) days following a Notice of Termination shall not constitute Good Reason for termination hereunder and shall render such Notice of Termination null and void.

(e) Change in Control Defined. As used in this Agreement, “Change in Control” shall mean the occurrence of any one of the following:

(i) (A) a merger, consolidation, or division involving Penns Woods or Luzerne, (B) a sale, exchange, transfer, or other disposition of substantially all of the assets of Penns Woods or Luzerne, or (C) a purchase by Penns Woods or Luzerne of substantially all of the assets of another entity, unless (x) such merger, consolidation, division, sale, exchange, transfer, purchase or disposition is approved in advance by 66-2/3% or more of the members of the Board of Directors of Penns Woods who are not interested in the transaction and (y) a majority of the members of the Board of Directors of the legal entity resulting from or existing after any such transaction and of the Board of Directors of such entity’s parent corporation, if any, are former members of the Board of Directors of Penns Woods or Luzerne;

(ii) a “person” or “group” (within the meaning of Section 13(d) of the Securities Exchange Act of 1934) becomes the “beneficial owner” (within the meaning of Section 13(d) of the Securities Exchange Act of 1934) of 25% or more of the outstanding shares of common stock of Penns Woods;

(iii) at any time during any period of two consecutive years, individuals who at the beginning of such period constitute the Board of Directors of Penns Woods cease to constitute a majority of such Board (unless the election or nomination of each new director was approved by a vote of at least 51% of the directors who were directors at the beginning of such period); or

(iv) any other change in control similar in effect to any of the foregoing and designated as a change in control by the Board of Directors of Penns Woods.

(f) Notwithstanding the foregoing, to the extent the definition of “Change in Control” as set forth in Section 5(e) does not constitute a “change in control event” as defined under Treas. Reg. § 1.409A-3(i)(5), then the benefits set forth in Section 5(a) shall be paid at the same time and in the same form as benefits are paid under Section 6(a).

6. Rights in Event of Termination of Employment absent a Change in Control.

(a) Benefits. In the event that Executive’s employment is involuntarily terminated by Luzerne (other than by reason of Section 3(d)) without Cause and no Change in Control shall have occurred at the date of such termination, Executive shall be entitled to receive the following benefits:

(i) Luzerne shall continue to pay Executive’s then base salary under Section 4(a) for the number of full months remaining in the Employment Period as of the date of termination of employment. A final pro rated payment shall be made for any fraction of a month remaining in the Employment Period as of the date of Executive’s termination of employment.

(ii) For the number of full months remaining in the Employment Period as of the date of termination of employment, Executive shall be provided, at no charge, with a continuation of health and medical benefits no less favorable than the health and medical benefits in effect on the date of termination of the Executive’s employment. To the extent such benefits cannot be provided under a plan because Executive is no longer an employee of Luzerne or it is not in Luzerne’s best interests to provide such benefits due to the applicable nondiscrimination requirements set forth in Section 1001 of the Patient Protection and Affordable Care Act, as amended, a dollar amount equal to the after-tax cost (estimated in good faith by Luzerne) of obtaining such benefits, or substantially similar benefits, shall be paid to the Employee within thirty (30) days following the date of termination.

(b) Exclusive Remedy. The amounts payable pursuant to this Section 6 shall constitute Executive’s sole and exclusive remedy in the event of involuntary termination of Executive’s employment by Luzerne (other than by reason of Section 3(d)) without Cause in the absence of a Change in Control.

(c) Limitation on Benefits. Notwithstanding anything herein to the contrary, to the extent the provisions of Code Section 280G become applicable to payments or benefits to be provided under this Section 6, the provisions of Section 5(b) shall apply to such payments or benefits.

7. Covenant Not to Compete.

(a) Executive hereby acknowledges and recognizes the highly competitive nature of the business of Penns Woods and Luzerne and accordingly agrees, in consideration of this Agreement, including without limitation the three-year initial term hereof, that, during and for the applicable period set forth in Section 7(c), Executive shall not:

(i) be engaged, directly or indirectly, either for Executive’s own account or as agent, consultant, employee, partner, officer, director, proprietor, investor (except as an investor owning less than 5% of the stock of a publicly-owned company) or otherwise of any person, firm, corporation, or enterprise engaged in the banking or financial services business in any county in the Commonwealth of Pennsylvania in which, at the date of termination of the Executive’s employment, a branch, office or other facility of Penns Woods, Luzerne or any of their respective majority-owned subsidiaries is located, or in any county contiguous to such a county, whether located inside or outside of the Commonwealth of Pennsylvania (the “Non-Competition Area”); or

(ii) provide financial or other assistance to any person, firm, corporation, or enterprise engaged in the banking or financial services business in the Non-Competition Area.

(b) It is expressly understood and agreed that, although Executive, Penns Woods and Luzerne consider the restrictions contained in Section 7(a) reasonable for the purpose of preserving for Penns Woods and Luzerne their goodwill and other proprietary rights, if a final judicial determination is made by a court or arbitrator having jurisdiction that the time or territory or any other restriction contained in Section 7(a) is an unreasonable or otherwise unenforceable restriction against Executive, the provisions of Section 7(a) shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such other extent as such court may judicially determine or indicate to be reasonable.

(c) The provisions of this Section 7 shall be applicable commencing on the date of this Agreement and ending on one of the following dates, as applicable:

(i) if Executive voluntarily terminates Executive’s employment (other than for Good Reason) or Executive’s employment is terminated for Cause in accordance with the provisions of Section 3(b), one (1) year following the effective date of termination of employment;

(ii) if Executive becomes entitled to receive the payment set forth in Section 5(a), one (1) year following the effective date of termination of employment;

(iii) if Executive’s employment is involuntarily terminated in accordance with the provisions of Section 3(d) or 6, and Executive actually receives payments under a disability plan or program maintained by Luzerne or severance payments under Section 6, respectively, the lesser of one (1) year following the effective date of termination of employment or the period during which such payments remain in effect;

(iv) if Executive’s employment terminates as a result of delivery of a notice of nonrenewal by Luzerne in accordance with Section 3(a), the ending date of the then existing Employment Period; or

(v) if Executive’s employment terminates as a result of delivery of a notice of nonrenewal by Executive in accordance with Section 3(a), one (1) year following the ending date of the then existing Employment Period.

8. Unauthorized Disclosure. During the Employment Period and at any time thereafter, Executive shall not, without the written consent of the Boards of Directors of Penns Woods and Luzerne, or a person authorized thereby, knowingly disclose to any person, other than an employee of Penns Woods or Luzerne, or a person to whom disclosure is reasonably necessary or appropriate in connection with the performance by Executive of Executive’s duties hereunder, any material confidential information obtained by Executive while in the employ of Luzerne with respect to Penns Woods’, Luzerne’s or any of their majority-owned subsidiaries’ services, products, improvements, formulas, designs or styles, processes, customers, methods of business or any business practices the disclosure of which could be or would be damaging to Penns Woods, Luzerne or any such subsidiary; provided, however, that confidential information shall not include any information known generally to the public (other than as a result of unauthorized disclosure by Executive or any person with the assistance, consent, or direction of Executive), or any information that must be disclosed as required by law.

9. Nonsolicitation of Customers and Employees. Executive hereby agrees that Executive shall not for a period of one (1) year following termination of Executive’s employment for any reason, directly or indirectly, (i) solicit any customer of Penns Woods, Luzerne or any majority-owned subsidiary of either of them located in the Non-Competition Area for any banking or financial services business, or (ii) solicit or hire any persons who are currently or were within six (6) months prior to Executive’s termination date employees of Penns Woods, Luzerne or any majority-owned subsidiary of either of them. Executive also agrees that Executive shall not, for the period described in the preceding sentence, encourage or induce any of such customers or employees of Penns Woods, Luzerne or any majority-owned subsidiary of either of them to terminate their business relationship with any of such entities.

10. Remedies. Executive acknowledges and agrees that the remedy at law of the Employer for a breach or threatened breach of any of the provisions of Section 7, 8 or 9 would be inadequate and, in recognition of this fact, in the event of a breach or threatened breach by Executive of any of the provisions of Section 7, 8 or 9, it is agreed that the Employer shall be entitled to, without posting any bond, and the Executive agrees not to oppose any request of the Employer for, equitable relief in the form of specific performance, a temporary restraining order, a temporary or permanent injunction, or any other equitable remedy which may then be available. Nothing contained in this section shall be construed as prohibiting the Employer from pursuing any other remedies available to them, at law or in equity, for such breach or threatened breach.

11. Arbitration. The Employer and Executive recognize that, in the event a dispute should arise between them concerning the interpretation or implementation of this Agreement, lengthy and expensive litigation will not afford a practical resolution of the issues within a reasonable period of time. Consequently, each party agrees that all disputes, disagreements and questions of interpretation concerning this Agreement are to be submitted for resolution, in Williamsport, Pennsylvania, to the American Arbitration Association (the “Association”) in accordance with the Association’s National Rules for the Resolution of Employment Disputes or other applicable rules then in effect (“Rules”). The Employer or Executive may initiate an arbitration proceeding at any time by giving notice to the other in accordance with the Rules. The Employer and Executive may, as a matter of right, mutually agree on the appointment of a particular arbitrator from the Association’s pool. The arbitrator shall not be bound by the rules of evidence and procedure of the courts of the Commonwealth of Pennsylvania but shall be bound by the substantive law applicable to this Agreement. The decision of the arbitrator, absent fraud, duress, incompetence or gross and obvious error of fact, shall be final and binding upon the parties and shall be enforceable in courts of proper jurisdiction. Following written notice of a request for arbitration, the Employer and Executive shall be entitled to an injunction restraining all further proceedings in any pending or subsequently filed litigation concerning this Agreement, except as otherwise provided herein or contemplated by Section 10.

12. Legal Expenses. If Executive obtains a judgment, award or settlement which enforces a material disputed right or benefit under this Agreement, Luzerne shall pay to Executive, within ten days after demand therefor, all legal fees and expenses incurred by Executive in seeking to obtain or enforce such right or benefit.

13. Notices. Except as otherwise provided in this Agreement, any notice required or permitted to be given under this Agreement shall be deemed properly given if in writing and if mailed by registered or certified mail, postage prepaid with return receipt requested, to Executive’s residence (as then reflected in the personnel records of Luzerne), in the case of notices to Executive, and to the then principal offices of Luzerne, in the case of notices to Luzerne.

14. Waiver. No provision of this Agreement may be modified, waived, or discharged unless such waiver, modification, or discharge is agreed to in writing and signed by Executive and the President and Chief Executive Officer of Luzerne. No waiver by any party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

15. Assignment. This Agreement shall not be assignable by any party, except by the Employer to any affiliated company or to any successor in interest to its businesses.

16. Entire Agreement; Effect on Prior Agreements; Condition Precedent. This Agreement contains the entire agreement of the parties relating to the subject matter of this Agreement and supersedes and replaces any prior written or oral agreements between them respecting the within subject matter, including, but not limited to, the change in control letter agreement dated December 9, 2010 between the Executive and Luzerne Bank. This Agreement shall become effective at the Effective Time (as defined in the Merger Agreement), except for the provisions of Sections 7 and 9 hereof, which shall be effective as of the date first above written. This Agreement shall be of no force or effect if the Merger Agreement is terminated for any reason.

17. Successors; Binding Agreement.

(a) The Employer will require any successor (whether direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all of the businesses and/or assets of Penns Woods and/or Luzerne to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Employer would be required to perform it if no such succession had taken place. Failure by the Employer to obtain such assumption and agreement prior to the effectiveness of any such succession shall constitute a material breach of this Agreement and the provisions of Section 5 (relating to termination of employment following a Change in Control) shall apply as though a Notice of Termination was authorized and had been timely given. As used in this Agreement, “Penns Woods”, and “Luzerne” shall mean Penns Woods and Luzerne, as defined previously, and any successor to their respective businesses and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law or otherwise.

(b) This Agreement shall inure to the benefit of and be enforceable by Executive’s personal or legal representatives, executors, administrators, heirs, distributees, devisees, and legatees. If Executive should die after a Notice of Termination is delivered by Executive, or following termination of Executive’s employment without Cause, and any amounts would be payable to Executive under this Agreement if Executive had continued to live, all such amounts shall be paid in accordance with the terms of this Agreement to Executive’s devisee, legatee, or other designee, or, if there is no such person, to Executive’s estate. The preceding sentence shall also apply to the last clause of Section 3(c).

18. No Mitigation or Offset. Executive shall not be required to mitigate the amount of any payment or benefit provided for in this Agreement by seeking employment or otherwise. Further, there shall be no offset against any amount or benefit payable or provided hereunder following Executive’s termination of employment solely by reason of Executive’s employment with another employer.

19. Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

20. Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania, without regard to its conflict of laws principles.

21. Headings. The section headings of this Agreement are for convenience only and shall not control or affect the meaning or construction, or limit the scope or intent, of any of the provisions of this Agreement.

22. Number. Words used herein in the singular form shall be construed as being used in the plural form, as the context requires, and vice versa.

23. Regulatory Matters. The obligations of Luzerne under this Agreement shall in all events be subject to any required limitations or restrictions imposed by or pursuant to applicable laws, including limitations or restrictions imposed by the Federal Deposit Insurance Act or the Pennsylvania Banking Code of 1965 as the same may be amended from time to time.

24. Tax Withholding. All payments made and benefits provided hereunder shall be subject to such federal, state and local tax withholding as may be required by law.

25. Compliance with Code Section 409A.

(a) Notwithstanding anything in this Agreement to the contrary, the receipt of any benefits under this Agreement as a result of a termination of employment shall be subject to satisfaction of the condition precedent that Executive undergo a “separation from service” within the meaning of Treas. Reg. § 1.409A-1(h) or any successor thereto. In addition, if Executive is deemed to be a “specified employee” within the meaning of that term under Code Section 409A(a)(2)(B), then with regard to any payment or the provisions of any benefit that is required to be delayed pursuant to Code Section 409A(a)(2)(B), such payment or benefit shall not be made or provided prior to the earlier of (i) the expiration of the six (6) month period measured from the date of Executive’s “separation from service” (as such term is defined in Treas. Reg. § 1.409A-1(h)), or (ii) the date of Executive’s death (the “Delay Period”). Within ten (10) days following the expiration of the Delay Period, all payments and benefits delayed pursuant to this section (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to Executive in a lump sum, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein. To the extent that the foregoing applies to the provision of any ongoing welfare benefits to Executive that would not be required to be delayed if the premiums therefore were paid by Executive, Executive shall pay the full costs of premiums for such welfare benefits during the Delay Period and Luzerne shall pay Executive an amount equal to the amount of such premiums paid by Executive during the Delay Period within ten (10) days after the conclusion of such Delay Period.

(b) Except as otherwise expressly provided herein, to the extent any expense reimbursement or other in-kind benefit is determined to be subject to Code Section 409A, the amount of any such expenses eligible for reimbursement or in-kind benefits in one calendar year shall not affect the expenses eligible for reimbursement or in-kind benefits in any other taxable year (except under any lifetime limit applicable to expenses for medical care), in no event shall any expenses be reimbursed or in-kind benefits be provided after the last day of the calendar year following the calendar year in which Executive incurred such expenses or received such benefits, and in no event shall any right to reimbursement or in-kind benefits be subject to liquidation or exchange for another benefit.

(c) Any payments made pursuant to Sections 5 and 6, to the extent of payments made from the date of termination through March 15th of the calendar year following such date, are intended to constitute separate payments for purposes of Treas. Reg. §1.409A-2(b)(2) and thus payable pursuant to the “short-term deferral” rule set forth in Treas. Reg. §1.409A-1(b)(4); to the extent such payments are made following said March 15th, they are intended to constitute separate payments for purposes of Treas. Reg. §1.409A-2(b)(2) made upon an involuntary termination from service and payable pursuant to Treas. Reg. §1.409A-1(b)(9)(iii), to the maximum extent permitted by said provision. Notwithstanding the foregoing, if Luzerne determines that any other payments hereunder fail to satisfy the distribution requirement of Section 409A(a)(2)(A) of the Internal Revenue Code of 1986, as amended (the “Code”), the payment of such benefit shall be delayed to the minimum extent necessary so that such payments are not subject to the provisions of Code Section 409A(a)(1).

(d) To the extent it is determined that any benefits described in Section 6(b) are taxable to Executive, they are intended to be payable pursuant to Treas. Reg. §1.409A-1(b)(9)(v), to the maximum extent permitted by said provision.

IN WITNESS WHEREOF, the parties have executed this Agreement, or caused it to be executed, as of the date first above written.

PENN WOODS BANCORP, INC.

By:	/s/ Richard A. Grafmyre	Date: October 18, 2012
(“Penn Woods”)

LUZERNE BANK

By:	/s/ Robert C. Snyder	Date: October 18, 2012
(“Luzerne”)

/s/ Robert G. Edgerton, Jr.	(SEAL)	Date: October 18, 2012
ROBERT G. EDGERTON, JR. (“Executive”)